Exhibit 10.1

BUSINESS AGREEMENT

BY AND BETWEEN

INTEL CORPORATION

a Delaware Corporation

and

MICRON TECHNOLOGY, INC.

a Delaware Corporation

Dated as of 24 September, 2003

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATEMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

BUSINESS AGREEMENT

NOTE:  Information in this document marked with an “[*]” has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

This Agreement (the “Agreement” or the “Business Agreement”) is entered into as of the 24th day of September, 2003, by and between MICRON Technology, Inc., a Delaware corporation, having a place of business at 8000 S. Federal Way, Boise, ID 83716-9632 (hereinafter “MICRON”), and INTEL Corporation, a Delaware corporation, having its principal place of business at 2200 Mission College Blvd., Santa Clara, CA 95052 (hereinafter “INTEL”).  MICRON and INTEL are sometimes referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, INTEL desires to make a significant investment in certain MICRON securities subject to the terms and conditions set forth in certain investment agreements; and

WHEREAS, MICRON desires to use the proceeds from the INTEL investment for the purposes set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

DEFINITIONS

For purposes of this Agreement only, the following terms shall have the following meanings:

“Affiliate” means with respect to a specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Call on Capacity” means INTEL’s right (or that of a permitted designee hereunder) to purchase a portion of MICRON’s Output of Products as set forth in Section 6.1 of this Agreement.

“Capacity” means MICRON’s capacity to manufacture, assemble and test discrete devices including such capacity of its Subsidiaries and Affiliates and [*] of such capacity of TECH Semiconductor Singapore Pte. Ltd.

“Capital Expenditures” means the amount paid for the acquisition of equipment and facilities computed from information presented in MICRON’s financial statements periodically filed with the U.S. Securities and Exchange Commission as the sum of 1) expenditures for property, plant and equipment and 2) payments on equipment contracts.

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.

“Change of Control” means a Change in Control as defined in the Securities Rights Agreement.

“Closing” means the date and time specified in the Securities Purchase Agreement.

“Commercialize” means Products available for sale by MICRON.

“Common Stock” means the common stock, par value $0.10 per share, of MICRON.

“Corporate Purchase Agreement” or “CPA” means that agreement titled “Purchase Agreement – Goods” of even date herewith (or such other date as may be set forth therein) entered into between MICRON Semiconductor Products, Inc. (“MSP”), a Subsidiary of MICRON, and INTEL, as such agreement may be amended from time to time, pursuant to which MSP will sell and INTEL will purchase Products.  The CPA is designated by INTEL as # 52889.

“DRAM” means a Product with a principle function of memory storage that is a dynamic random access memory.

“Derivative Products” means Products that have undergone a change with respect to module type, bus width, density, package types, speed/frequency and other changes of similar scope.

“DDR2 Products” means DRAM Products that substantially comply with the memory device standards established for DDR2 products by JEDEC.

“Effective Date” means the first date set forth above.

“Finished Goods Inventory Measurement Date” means each date on which MICRON measures its finished goods inventory of DDR2 Product.

“Inventory Limitation” means the suspension or limitation of MICRON’s volume production of DDR2 pursuant to Section 2.3 hereof.

“JEDEC” means the standards setting body known as Joint Electron Device Engineering Council or any successor thereof.

“Major DRAM Supplier” means an entity having an average world-wide DRAM market segment share of greater than ten percent (10%), measured in DRAM revenue, as determined and reported by International Data Corporation for the six (6) month period immediately preceding the month in which MICRON initiates a development project pursuant to Section 4.1 hereof.

“Output” means MICRON’s total production of discrete components, other than CMOS imagers and NOR flash devices, received into finished goods (excluding off-spec devices received into finished goods for MICRON’s SpecTek division) for a given month expressed in terms of “equivalent units” of 256Mbit devices, and with respect to projections of Output as reasonably adjusted by MICRON to account for disruptions in production reasonably likely to occur.  MICRON’s Output for a given month shall include [*] of the monthly production of discrete components from TECH Semiconductor Singapore Pte. Ltd.

“Percentage Call on Capacity” means as of each March 1st and September 1st, the percentage derived by dividing (A) by (B), where (A) equals the total number of Rights owned by INTEL on such date and (B) equals the total number of shares of Common Stock of MICRON as measured on a “fully diluted” and “as converted” basis as of such date.

“Product” means any product developed and/or manufactured by MICRON during the term of this Agreement other than (a) CMOS imagers, (b) NOR flash, and (c) for the avoidance of doubt, any other product purchased from third parties by Crucial Technology for purposes of resale to retail customers.

“Product Family” means Products defined by memory type and density.  Examples of separate Product Families include:  256Mb SDRAM, 64Mb PSDRAM and 128Mb DDR.

“Reasonable Efforts” means, in regard to Sections 4.2., 4.3 and 4.4 of this Agreement, the allocation of resources consistent with the level of resources allocated by MICRON for similar high-priority projects of like complexity.

“Rights” means the securities issuable pursuant to the Stock Rights Agreement having the rights, preferences, privileges and restrictions defined therein.

“Sample” means, as to any specific part type, a device having no known material deviations from the datasheet specifications and which is available for sending to a third party but which carries no representation or warranty of any kind, including any representation or warranty, express or implied, of merchantability or fitness for a particular purpose.  The Parties acknowledge and agree that Samples have not been subjected to MICRON’s quality assurance or qualification processes.

“Securities Purchase Agreement” means that agreement titled Securities Purchase Agreement of even date herewith entered into between MICRON and INTEL Capital Corporation, a subsidiary of INTEL (“INTEL CAPITAL”), as such agreement may be amended from time to time.

“Securities Rights Agreement” means that agreement titled Securities Rights and Restrictions Agreement of even date herewith entered into between MICRON and INTEL CAPITAL, as such agreement may be amended from time to time.

“Stock Rights Agreement” means that agreement titled Stock Rights Agreement of even date herewith entered into between MICRON and INTEL CAPITAL, as such agreement may be amended from time to time.

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.

“Subsidiary” of a person means any corporation or other entity of which the securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such person.

Unless otherwise explicitly noted, any time period expressed in terms of year or quarter in this Agreement means the calendar year or calendar quarter, respectively.

1.0                               300mm WAFER CAPACITY

1.1                               MICRON shall incur Capital Expenditures as provided in Schedule 1.1 hereto.

1.2                               MICRON shall achieve Capacity on its 300mm DRAM wafer production lines as provided in Schedule 1.2 hereto.

2.0                               DDR2 REQUIREMENTS

MICRON shall provide Samples to INTEL and achieve volume production of DDR2 pursuant to the  schedules referenced in Sections 2.1 and 2.2 below:

2.1                               DDR2 Product Samples:

See Schedule 2.1 hereto.

2.2                               DDR2 Volume Production:

See Schedule 2.2 hereto.

2.3                               Inventory Cut Off – Forward Looking.  Notwithstanding the production requirements specified in Section 2.2 above and subsequent to [*], following consultation with and notice to INTEL, MICRON shall not be required to produce DDR2 at a rate that may result in finished goods inventory of such devices exceeding sixty (60) days projected sales thereof (measured from the Finished Goods Inventory Measurement Date and based upon the average of MICRON’s DDR2 demand forecast for the ninety (90) day period commencing with the Finished Goods Inventory Measurement Date and INTEL’s projections (worldwide demand forecast adjusted for an assumed MICRON [*] market segment share for DDR2 products) for the same  ninety (90) day period).  In the event an Inventory Limitation is implemented, MICRON will review customer forecasts and INTEL’S projections on a weekly basis until such time as MICRON determines that an Inventory Limitation is no longer applicable.

In the event an Inventory Limitation is implemented for one hundred eighty (180) consecutive days or less, MICRON shall, within ninety (90) days from

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.

the date that the Inventory Limitation no longer applies (assuming no intervening Inventory Limitation has occurred during such ninety (90) day period), return to the minimum volume production set forth in Section 2.2 above applicable to the quarter in which such ninetieth (90th) day falls.  If, however, an Inventory Limitation is implemented for more than one hundred and eighty (180) consecutive days, MICRON shall, within ninety (90) days from the date that the Inventory Limitation no longer applies (assuming no intervening Inventory Limitation has occurred during such ninety (90) day period), return to the minimum volume production set forth in Section 2.2 above applicable to the quarter in which such ninetieth (90th) day falls; provided, however, notwithstanding the foregoing, MICRON shall not be liable for any damages under this Agreement for failure to meet the production volumes of Section 2.2 above if, in order to achieve the quarterly production of DDR2 Product for the quarter in which the ninetieth (90th) day falls (with respect to an Inventory Limitation in excess of one hundred and eighty (180) days), MICRON would have to increase production volume of DDR2 Product (measured in 256 Mb equivalents) greater than [*] based on the number of DDR2 256 Mb equivalents being produced by MICRON on the last day of MICRON’s fiscal month immediately preceding the day on which such Inventory Limitation is lifted.   In such event, MICRON and INTEL shall adjust each of the relevant remaining quarterly DDR2 volume production milestones to equal a production ramp rate of no greater than [*].

3.0                               MANAGEMENT MEETINGS AND ROADMAP ALIGNMENT

3.1                               Management Review Meetings.  INTEL and MICRON shall hold periodic executive level review meetings, as determined by the Parties, but in no event less frequently than semi-annually, to discuss matters strategic to each of the Parties, including but not limited to, the implementation of this Agreement.

3.2                               Technology Review Meetings.  INTEL and MICRON shall hold a quarterly technology alignment and review meeting.

3.3                               Information Exchanged.  All information exchanged or discussed pursuant to the meetings called for in Sections 3.1 and 3.2 hereof will be on a confidential basis, subject to the provisions of an applicable corporate non-disclosure agreement, and in accordance with applicable law.

3.4                               Milestone Communication. – MICRON shall communicate no less often than each calendar quarter, to INTEL’s identified manager, MICRON’s progress in achieving the milestones set forth in Sections 1.0 and 2.0 of this Agreement.  Additionally, commencing October 31, 2003 MICRON shall provide monthly to INTEL, via email, in a mutually acceptable form, a report of progress toward completion of the milestones set forth in Section 2.1, including any significant problems incurred and any failures to meet such milestones.

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.

4.0                               DRAM PRODUCTS

4.1                               General.  MICRON agrees to develop products to support any DRAM architecture to which at least two Major DRAM Suppliers (determined at the time of MICRON’s initiation of the development) first allocate development resources commensurate with development projects of a similar scope which are ultimately intended for Commercialization after the Effective Date.  Development projects related to such DRAM architecture by MICRON will not count against INTEL’s right to direct certain derivative projects under Section 4.2 below.

4.2                               Derivatives of Micron DRAM Products.  Upon INTEL’s request, which request may be made [*] (measured from the Effective Date of this Agreement and each [*] thereafter), MICRON shall use Reasonable Efforts, at its own expense, to develop and Commercialize a Derivative Product according to specifications delivered by INTEL to MICRON from a DRAM Product that is currently being manufactured, marketed and sold by MICRON.  MICRON shall not be obligated to undertake more than [*] to develop a Derivative Product at any given time.

4.3                               Custom-Designed DRAM Products for INTEL.  Upon INTEL’s request, which request may be made [*], MICRON shall use Reasonable Efforts, at its own expense, to develop and Commercialize a custom-designed DRAM Product specified by INTEL that will support specified INTEL products.  MICRON shall commit one team of design engineers to the custom design project.  INTEL shall provide MICRON with the INTEL product designs, specifications and other information necessary for the development of the custom-designed DRAM Product.

4.4                               Next Generation DRAM Products.  MICRON and INTEL shall work together using Reasonable Efforts to develop next-generation DRAM products that will incorporate advanced DRAM technology.  The parties will work in good faith to (a) identify and agree upon specific projects for development, (b) allocate resources consistent with the scope, timeline and expected deliverables of such projects, and (c) periodically meet and review the status of such projects.

4.5                               Additional Provisions.  Each Party shall own all intellectual property that is developed solely by such Party as a result of the projects undertaken pursuant to Sections 4.1, 4.2, 4.3 and 4.4 above, respectively.  The ownership rights governing intellectual property provided by one Party to the other in support of such projects or intellectual property that results from joint collaboration shall be defined on a project by project basis pursuant to a mutually agreed collaboration agreement.  At the initiation of any development project outlined in Sections 4.1, 4.2, 4.3 and 4.4 above, the Parties shall review any identified third party royalty obligations or claims of intellectual property

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infringement that may be applicable to products resulting from such development.  If applicable third party royalties or claims of intellectual property infringement are identified, MICRON will be obligated to perform and complete the development but may decline to manufacture any product that would subject MICRON to a claim for such royalty payments or intellectual property infringement.

5.0                               PRODUCT VALIDATION

5.1                               Product Validation Priority.  INTEL shall give MICRON DRAM Products priority in the scheduling of validation services.

5.2                               Joint Validation of Micron Products.   MICRON and INTEL will each allocate [*] or more engineers reasonably acceptable to the other Party to create a joint product validation team. This joint product validation team will focus on validating MICRON memory on INTEL platforms.

6.0                               CALL ON CAPACITY

6.1                               Purchase of Product.  Each month during the term of this Agreement, commencing ninety (90) days after the Effective date, INTEL shall have a right to purchase a percent, up to its Percentage Call on Capacity, of MICRON’s Output of Products for such month.  Such purchases may be made in discrete component or module form.  For avoidance of doubt, the Parties acknowledge and agree that all Products sold by MICRON to INTEL in any given month shall count against INTEL’s Call on Capacity for such month, including without limitation Products sold pursuant to Section 5 of Addendum D to the CPA.  Subject to the limitations set forth in this Section 6 below, INTEL’s right to purchase MICRON’s Output can be 100% applied to any single MICRON Product by Product Family.  Notwithstanding anything herein to the contrary, the portion of the Percentage Call on Capacity not utilized by INTEL or its designee in any calendar month may not be carried forward to any subsequent month.

6.2                               Purchase of Product Under the Call on Capacity.  Products sold by MICRON to INTEL pursuant to INTEL’s Call on Capacity shall be sold pursuant to the terms and conditions of the Corporate Purchase Agreement, including Products developed and Commercialized pursuant to Sections 4.2 and 4.3; provided that notwithstanding anything to the contrary in the Corporate Purchase Agreement, INTEL may not, within two weeks of the scheduled delivery date, cancel scheduled Product deliveries under any purchase orders to the extent such purchase orders provide for deliveries in any month of [*] or more of MICRON’s anticipated Output for such month.   For avoidance of doubt, quantities of Products that constitute less than [*] of the anticipated monthly Output shall remain subject to the standard cancellation terms of the Corporate Purchase Agreement.  Products sold by

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.

MICRON to INTEL’s designees pursuant to Sections 6.4 and 6.5, respectively, shall be governed by the terms thereof.

6.3                               Forecasts.  For INTEL purchases of Products, the Parties shall utilize the forecasting methodology set forth in the Corporate Purchase Agreement.  For purchases of Products by designee pursuant to the Call on Capacity, the following forecasting methodology shall be utilized: Each month during the term of this Agreement:  (i) MICRON will provide INTEL with a six (6) month rolling forecast of its anticipated Output by Product Family; and (ii) INTEL or its designee will provide MICRON with a six (6) month rolling forecast of its Products purchases from MICRON out of MICRON’s then current active Product list and any anticipated allocations of those purchase rights to third parties as permitted by Section 6.4 below.  These forecasts are provided for planning purposes only.

6.4                               Allocation of Capacity.  INTEL may allocate its Call on Capacity in any given month, in whole or in part, to one or more third parties (not including competitors of MICRON) pursuant to the terms of this Section 6.4 and subject to Sections 6.7 and 6.8.  Any such allocation shall be for a period of not less than one (1) month, and only in full month increments.  INTEL shall provide MICRON with written notice of any such allocation, and MICRON shall not be required to accept any purchase order from a third party without receipt of such notice.  MICRON shall not be required to sell any Products to a third party except upon the receipt of a purchase order from such party.  Purchase orders from such third parties shall set forth, at a minimum, Product quantity, desired delivery dates and destination, and MICRON part number.  The terms and conditions of a sale to any such third party shall be (i) in the case of a third party with which MICRON has a contractual relationship governing the purchase and sale of MICRON’s products, consistent with the terms and conditions applicable to such relationship, including pricing terms, or (ii) in the case of a third party with which MICRON does not have a contractual relationship governing the purchase and sale of MICRON’s products, such terms and conditions as shall be negotiated in good faith between MICRON and such third party, with lead times of one month or then applicable lead times, whichever is longer.  MICRON shall have no more than sixty (60) days to successfully conclude such negotiations.  In the case of (ii) above, the material terms and conditions shall be substantially similar to the material terms and conditions between MICRON and its other similarly situated customers and shall be consistent with MICRON’s customary sales practices, including, without limitation, credit review.  In no event shall the recipient of any allocation have any rights, including without limitation, rights as a third party beneficiary, under this Agreement.  Subject to Section 6.1 above, if MICRON notifies INTEL that it cannot agree upon terms and conditions in the case of (ii) above, INTEL may reallocate, provided such reallocation occurs at least ninety (90) days prior to the scheduled delivery date, the applicable Product to another third party or purchase such Product itself by so notifying MICRON within five (5) business days of MICRON’s notification to INTEL that it cannot agree to such terms and conditions with the third party.  Failure by INTEL to so notify MICRON within such five (5) day period shall cause the forfeiture of INTEL’s right to allocate or purchase such Product.

6.5                               Allocation of DDR2 Call on Capacity to Crucial Technology.  With respect to INTEL’s Call on Capacity regarding DDR2 for any given month, INTEL may allocate, until the later of [*], or the last day of the first calendar quarter in which MICRON achieves production of [*] units (or equivalents) of DDR2, up to [*] of its Call on Capacity for such month to Crucial Technology pursuant to the terms of this Section 6.5.  Any such allocation shall be for a period of not less than one (1) month, and only in full month increments.  Any such allocation for a given month shall reduce correspondingly INTEL’s right to allocate its Call on Capacity to third parties pursuant to Section 6.4 above for such month.  INTEL shall provide MICRON with written notice of any such allocation.

6.6                               Resale of Product. INTEL may resell Product purchased hereunder to third parties in its discretion.  Notwithstanding the forgoing, INTEL shall provide MICRON with prior written notice of its intent to resell such Products, and shall offer to sell such Products, whether still in discrete form or assembled onto modules, to MICRON on identical terms and conditions as such Products were originally purchased by INTEL from MICRON, provided that if such Products were assembled into module form by INTEL, the price for such Products shall be equal to INTEL’s actual cost of components plus its actual cost incurred to assemble such Products into module form.

6.7                               Product Mix and Purchasing Limitations.  INTEL’s Call on Capacity each month will be subject to the following limitations, unless otherwise agreed by MICRON:  (i) with respect to any Product (determined by Product Family) that constitutes less than [*] of MICRON’s anticipated Output for such month, and if INTEL and its designees’ demand exceeds [*] of MICRON’s anticipated Output (such excess referred to herein as “Excess”) of such Product for such month, then INTEL or its designee will issue a purchase order for a quantity of Products equal to the difference between INTEL and its designees’ demand and the [*] of MICRON’s anticipated Output.  If such purchase order is from INTEL, the Excess shall be deemed a “custom Item” for purposes of determining cancellation liability under the CPA; provided that the foregoing limitation in this Section 6.7 shall not limit INTEL’s purchase right pursuant to Section 5 of Addendum D to the CPA.

6.8                               No Guarantee to Purchase Production Output.  Both Parties understand and acknowledge that market conditions and technology requirements change at a rapid pace and that nothing in this Agreement (except with respect to purchase orders arising out of Section 6.7) constitutes any representation, guaranty, promise or a commitment that any particular number of devices will

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be ordered by INTEL (or its permitted designees under Sections 6.4 and 6.5, respectively).  Except with respect to purchase orders arising out of Sections 6.7, MICRON agrees not to assert any claims based upon detrimental reliance or equitable estoppel arising out of INTEL’s failure to purchase any particular level of Output.

7.0                               REMEDIES AND LIMITATIONS

7.1                               Commercially Reasonable Efforts.  Except with respect to MICRON’s obligations set forth in Sections 1.1, 1.2, 2.1 (limited to the provision of [*] Samples only), 2.2 (limited to [*] DDR2 volume production milestones and aggregate DDR2 volume production through [*], only), and 4.2 through 4.4, the Parties respective obligations herein shall be to use commercially reasonable efforts to fulfill each of their respective covenants and obligations undertaken herein.

7.2                               Liquidated Damages Remedy.  INTEL’s sole remedy, and MICRON’s complete liability to INTEL, for any failure by MICRON to comply with its commitments or obligations with respect Sections 1.1, 1.2, 2.1 (limited to the provision of [*] Samples, respectively, only), and 2.2 (limited to [*] DDR2 volume production milestones, respectively, and aggregate DDR2 volume production through [*], only) hereof, shall be as set forth immediately below:

7.2.1                                             300mm Ramp

7.2.1.1                                   Capital Expenditure.  In the event (a) MICRON fails to satisfy Section 1.1 hereof (i.e., incurrence of Capital Expenditures in the amounts referenced in Schedule 1.1 hereto during the period set forth therein) (b) INTEL provides written notice of such failure to MICRON, and (c) sixty (60) days elapse without MICRON curing such failure (i.e., MICRON fails to incur Capital Expenditures in the amounts referenced in Schedule 1.1 hereto during the period set forth therein plus such cure period), then INTEL shall notify MICRON in writing that it is in default of Section 1.1 hereof and within thirty (30) days of MICRON’s receipt of such default notification, MICRON shall pay INTEL an amount equal to the applicable Base Amount set forth on column 2 of Schedule A hereto.

7.2.1.2                                   Wafer Start Capacity.  (i) In the event (a) MICRON fails to satisfy Section 1.2 hereof (i.e., Capacity with respect to the amounts set forth in Schedule 1.2 hereto by the date set forth therein) and (b) INTEL provides written notice of such default to MICRON, then within thirty (30) days of MICRON’s receipt of such default

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notification, MICRON shall pay INTEL an amount equal to the applicable Base Amount set forth in column 3 of Schedule A hereto; and (ii) to the extent applicable, in the event (A) MICRON fails to achieve the Capacity referenced in column 4 of Schedule A hereto by the date set forth therein (i.e., Capacity with respect to the number of WSPW set forth in column 4 of Schedule A by the date set forth therein) and (b) INTEL provides written notice of such default to MICRON, then within three (3) business days of the close of the 40th trading day following such breach, including the date on which such breach occurred, MICRON shall pay INTEL an amount equal to the applicable Additional Amount determined as set forth on Schedule A hereto.

7.2.2                     DDR2 Production

7.2.2.1           [*] Samples. In the event (a) MICRON fails to satisfy Section 2.1 hereof with respect to providing [*] Samples to INTEL by [*], (b) INTEL provides written notice of such failure, and (c) ninety (90) days elapse without MICRON curing such failure (i.e., MICRON fails to provide such Samples by the end of such cure period), then INTEL shall notify MICRON in writing that it is in default of Section 2.1 hereof and within thirty (30) days of MICRON’s receipt of such default notification, MICRON shall pay INTEL an amount equal to the applicable Base Amount set forth in column 5 of Schedule A hereto.

7.2.2.2           [*] Samples.  In the event (a) MICRON fails to satisfy Section 2.1 hereof with respect to providing [*] Samples to INTEL by [*], (b) INTEL provides written notice of such failure, and (c) ninety (90) days elapse without MICRON curing such failure (i.e., MICRON fails to provide such Samples by the end of such cure period), then INTEL shall notify MICRON in writing that it is in default of Section 2.1 hereof and within thirty (30) days of MICRON’s receipt of such default notification, MICRON shall pay INTEL an amount equal to the applicable Base Amount set forth in column 6 of Schedule A hereto.

7.2.2.3           [*] Volume.  In the event (a) MICRON fails to achieve the volume production milestone for [*] by the date specified in Section 2.2 (but subject to Sections 2.3 and 7.2.2.6), (b) INTEL provides written notice of such failure, and (c) ninety (90) days elapse without MICRON curing such failure (i.e., MICRON fails to achieve such level of volume production by

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the end of such cure period), then INTEL shall notify MICRON in writing that it is in default of Section 2.2 hereof and within thirty (30) days of MICRON’s receipt of such notification, MICRON shall pay INTEL an amount equal to the applicable Base Amount set forth in column 7 of Schedule A hereto.

7.2.2.4           [*] Volume.  In the event (a) MICRON fails to achieve the volume production milestone for [*] by the date specified in Section 2.2 (but subject to Sections 2.3 and 7.2.2.6), (b) INTEL provides written notice of such failure, and (c) ninety (90) days elapse without MICRON curing such failure (i.e., MICRON fails to achieve such level of volume production by the end of such cure period), then INTEL shall notify MICRON in writing that it is in default of Section 2.2 hereof and within thirty (30) days of MICRON’s receipt of such notification, MICRON shall pay INTEL an amount equal to the applicable Base Amount set forth in column 8 of  Schedule A hereto.

7.2.2.5           Aggregated Volume.In the event (a) MICRON fails to achieve aggregated volume production in the amount set forth in  column 9 of Schedule A through the date set forth in such column (but subject to Sections 2.3 and 7.2.2.6), (b) INTEL provides written notice of such failure and (c) ninety (90) days elapse without MICRON curing such failure (i.e., MICRON fails to achieve such aggregated level of volume production by the end of such cure period), then INTEL shall notify MICRON in writing that it is in default of Section 2.2 hereof and within three (3) business days of the close of the 40th trading day following such breach (taking into account the applicable cure period and including the date on which such breach occurred), MICRON shall pay INTEL, to the extent applicable, an amount equal to the applicable Additional Amount determined as set forth on Schedule A hereto.

7.2.2.6           Inventory Limitation.  For avoidance of doubt, the Parties acknowledge and agree that if an Inventory Limitation is implemented, the remedies provided in Sections 7.2.2.3 through 7.2.2.5 shall not be applicable if MICRON complies with the provisions of Section 2.3 above with respect to the applicable period.

7.3                               Dollar Cap on Liquidated Damages Remedies.  In no event shall MICRON’s aggregate liability to INTEL for liquidated damages pursuant to

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Section 7.2 hereof (i) exceed in the aggregate (including Base Amounts and Additional Amounts) that amount set forth in the first row of the table on Schedule A hereto, (ii) in the case of Base Amounts, exceed in the aggregate the Maximum Aggregate Base Amount set forth in  column 1 of the table on Schedule A hereto, and (iii) in the case of Additional Amounts, exceed in the aggregate the Maximum Aggregate Additional Amount set forth in  column 1 of the table on Schedule A hereto.

7.4                               IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY, FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF FAILURE TO PERFORM IN ACCORDANCE WITH THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, AND IRRESPECTIVE OF WHETHER THE DEFAULTING PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH FAILURE TO PERFORM.

7.5                               Legal Rights and Remedies Unaffected.  Except with respect to liability for MICRON’s failures to satisfy its obligations under Section 1.1, 1.2, 2.1 (limited to the provision of [*] Samples only) and 2.2 (limited to [*] DDR2 volume production milestones and aggregate DDR2 volume production through [*], only), for which the Parties have agreed to specific liquidated damages, the Parties retain all other legal rights and remedies available to them at law or in equity.

7.6                               Form of Payment.  Any Base Amounts required to be paid by MICRON to INTEL pursuant to Section 7.2 hereof shall be paid in immediately available funds.  Any Additional Amounts required to be paid by MICRON to INTEL pursuant to Section 7.2 hereof shall be paid, at MICRON’s election, either in immediately available funds or Rights (or Common Stock if both INTEL and MICRON agree in writing that such Common Stock will not require any HSR filing),  provided that as a condition to MICRON’s ability to elect to pay such amount in Rights (or Common Stock if both INTEL and MICRON agree in writing that such Common Stock will not require any HSR filing) MICRON shall have agreed to provide registration rights with respect to such shares of Common Stock issuable upon exercise of such Rights on the same terms and conditions as provided with respect to the shares of Common Stock issuable upon exercise of the Rights  purchased by INTEL Capital Corporation pursuant to the Securities Purchase Agreement.  Any such Rights, based on the numbers of such shares such Rights are then exercisable for (or Common Stock if both INTEL and MICRON agree in writing that such Common Stock will not require any HSR filing) shall be valued at the average of the daily NYSE closing prices of MICRON Common Stock, as reported by Bloomberg, L.P., during the twenty (20) trading day period ending on the third trading day prior the date such payment is required to be made.

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.

7.7                               Audit Rights.  During normal business hours and upon reasonable advance written notice, INTEL shall have the right, semi-annually, to inspect and audit the records of MICRON that are directly related to MICRON’s performance of its obligations under Sections 1.1, 1.2, and 2.2, respectively, of this Agreement.  Such audit shall be performed by a INTEL-designated independent and reputable third party auditor at INTEL’s expense who shall employ such audit procedures and review such documents as are reasonable, to confirm compliance with the above obligations.  MICRON shall cooperate fully with all such reasonable audit requests; provided however, that in no event shall material containing any information that is protected under court order or the written direction of regulatory authorities be subject to such audit.  If, as a result of such audit, MICRON is found to be materially out of compliance with this Agreement, MICRON shall reimburse INTEL for all costs associated with the audit and the number of audits may be reasonably increased.  Before being permitted to perform the audit referred to herein, the auditor will be required to execute a MICRON nondisclosure agreement in reasonable form pursuant to which the auditor and its personnel and agents will agree to keep the results of such audit confidential and to inform INTEL only of MICRON’s non-compliance, if any, with Sections 1.1, 1.2 and 2.2 of this Agreement.

8.0                               USE OF PROCEEDS

8.1                               MICRON shall use the proceeds received under the Securities Purchase Agreement for purposes of achieving the milestones set forth in Sections 1.0 and 2.0 respectively.

9.0                               TERM AND TERMINATION

9.1                               Term.    This Agreement shall be effective as of the Effective Date and shall remain in effect until termination or expiration as provided for herein.

9.2                               Termination.    In addition to the termination rights set forth in Section 10.4, either Party may terminate this Agreement if the other Party (a) materially breaches this Agreement and fails to cure the same within sixty (60) days (unless another time period is otherwise specified herein) from receipt of notice by the non-breaching Party, (b) files or has filed against it a petition in bankruptcy, (c) has a receiver appointed to handle its assets or affairs, (d) makes or attempts to make an assignment for the benefit of creditors, or (e) either Party undergoes a change in control.

9.3                               Expiration.  This Agreement shall expire five (5) years from the Effective Date, unless otherwise earlier terminated pursuant to Section 9.2 or upon mutual written agreement of the Parties.

10.                               GENERAL TERMS

10.1                        Controlling Law.  Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Delaware, U.S.A or federal courts located in Delaware, without regard to principles of conflict of laws.

10.2                        Venue and Waiver to Jury Trial.    The Parties hereby waive the right to jury trial with respect to any action that may arise under this Agreement. Each Party hereby agrees to jurisdiction and venue in the courts of the State of Delaware, U.S.A.

10.3                        Confidentiality and Publicity.

10.3.1              Confidentiality.  Except to the extent required by law or judicial order or except as otherwise provided herein, neither Party shall disclose this Agreement or any of its terms without the other’s prior written approval, which approval will not be delayed or unreasonably withheld.  Either Party may disclose this Agreement to the extent required by law or judicial order, provided that if such disclosure is pursuant to judicial order or proceedings, the disclosing Party will notify the other Party promptly before such disclosure and will cooperate with the other Party to seek confidential treatment with respect to the disclosure if requested by the other Party and provided further that if such disclosure is required pursuant to the rules and regulations of any federal, state or local organization, the Parties will cooperate to seek confidential treatment of this Agreement to the maximum extent possible under law.  Notwithstanding the foregoing, in the absence of any prior disclosure of this Agreement or the terms thereof pursuant to this Section 10.3.1, each Party may disclose this Agreement and its terms to its agents or third party consultants who have a need to know arising out of the establishment, implementation, administration, termination or enforcement of this Agreement provided such agents are informed of the confidential nature of this Agreement and the terms thereof and are bound, either by statutory rules of professional responsibility to maintain client confidences with respect thereto or, in the absence of such statutory duties, are bound by the terms of a applicable nondisclosure agreement that treats as confidential information this Agreement and the terms thereof.

MICRON agrees that it will provide INTEL with the relevant portions of any drafts of any documents, press releases or other filings in which the Agreement or its contents are to be disclosed prior to the filing and that it will provide INTEL with an opportunity prior to the filing thereof to consult with MICRON as to the contents of such filing.   Micron shall endeavor to provide adequate opportunity for Intel review and comments prior to any such filing.  The minimum prior notice to Intel for such review is two (2) business days.

10.3.2              Public Announcements.  Upon execution of this Agreement, the Parties will mutually agree on language to be included in press release(s) announcing the existence of the transactions contemplated by this Agreement, which press release(s) will be issued promptly following the execution of this Agreement

10.3.3              Third Party Information.  Neither Party will be required to disclose to the other any confidential information of any third party without having first obtained such third party’s prior written consent.

10.3.4              Other Disclosures.  Except as otherwise provided for in Sections 10.3.1, 10.3.2, and 10.3.3 hereof, respectively, all confidential information exchanged by the parties will be disclosed pursuant to the INTEL Corporation/MICRON Technology, Inc. Corporate Non-Disclosure Agreement #19096.

10.4                        Force Majeure.   The Parties hereto shall not be liable for any failure to perform due to acts of God, war, terrorism, riot, epidemics, embargoes, acts of civil or military authority, injunction, fire, flood, accidents, earthquakes, strikes, labor disputes or causes beyond that Party’s reasonable control. If the failure to perform by either Party continues for a period of more than one hundred and eighty (180) days the other Party may terminate this Agreement.

10.5                        No Partnership or Joint Venture.    Performance by the Parties under this Agreement shall be as independent contractors.  Nothing contained herein or done under the terms of this Agreement shall constitute the parties entering upon a joint venture or partnership, or shall constitute any Party as the agent of another Party for any purpose.

10.6                        Assignment of Agreement.    Either Party may assign or delegate its rights or obligations under this Agreement to any or all of its wholly owned subsidiaries, provided, however, no such assignment or delegation shall relieve the transferring Party from its obligations hereunder without the consent of the other Party.  Otherwise, no Party may assign or delegate its rights and obligations under this Agreement without the prior written consent of the other.  For purposes of this provision, the term subsidiaries means a person in which one of the Parties owns fifty-one percent of the voting stock in such firm.

10.7                        Trademarks.   No Party has any right to use any trademark, logo, trade name or other identifying mark of the other Party without the written consent of the other;  provided that if MICRON purchases Products assembled into modules by INTEL pursuant to Section 6.6, MICRON shall be permitted to resell such modules even if they contain a INTEL trademark, logo, trade name or other identifying mark, subject to compliance with INTEL’s trademark and logo usage guidelines.

10.8                        Merger, Modification, Waiver.     Failure by either Party to insist in any instance upon strict conformance to any term or condition herein, or failure by any Party to act in the event of a breach or default by the other Party, shall not be construed as a consent to or a waiver of that breach or default or any subsequent breach or default of the same or of any other term or condition contained herein.

10.9                        Notices.   All Notices and requests required under this Agreement shall be in writing and shall, if personally delivered, be deemed given on the immediately following business day.  If such notice or request is mailed postage prepaid, certified or registered mail, it shall be deemed given on the seventh business day.

If to MICRON:	If to INTEL:
Micron Technology, Inc.

Intel Corporation

8000 S. Federal Way,	2200 Mission College Blvd.
P.O. Box 6	Santa Clara, CA 95052
Boise, Idaho 83716-9632	Attention: Director, Platform Memory Ops
Legal Notice: General Counsel	Legal Notice: General Counsel

10.10                 Severability.     If any provision or provisions of this Agreement shall become or be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall be in no way be affected or impaired thereby; provided, however, that if such holding substantially alters the terms and conditions of this Agreement, the Parties agree to negotiate a provision to be substituted for the eliminated provision which shall, as close as possible, have the economic effect of the eliminated provision.

10.11                 Survival of Provisions.   The following provisions of this Agreement shall survive its termination or expiration:  4.5, 7.3 through 7.5, 10.1 through 10.5, 10.7, and 10.10 through 10.12, together with such other provisions of this Agreement as may be necessary, but only to the extent necessary, to give meaning to such surviving provisions.

10.12                 Dispute Resolution.   All disputes arising directly under the express terms of this Agreement shall be resolved as follows.  Senior management of both Parties shall meet to attempt to resolve such dispute.  If senior management cannot resolve the dispute, either Party may make a written demand for formal dispute resolution and specify therein the scope of the dispute.  Within thirty (30) days after such written notification, the Parties shall agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either Party may proceed as it sees fit.  This procedure shall be a prerequisite before taking any additional action regarding disputes arising under this Agreement.

10.13                 Entire Agreement; Counterparts.  This Agreement and its Schedules together constitute the entire agreement among the Parties with respect to the subject matter hereof, merge all prior and contemporaneous agreements and negotiations, and may only be modified in a writing signed by authorized representatives of the Parties.  This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one instrument.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF these presents have been executed by duly authorized representatives of the Parties as of the date first above written.

INTEL CORPORATION

MICRON TECHNOLOGY, INC.

/s/ Gidu Shroff	/s/ W.G. Stover, Jr.
Signature	Signature

Gidu Shroff	W.G. Stover, Jr.
Printed Name	Printed Name

Vice President and Director, Materials	Vice President of Finance and Chief Financial Officer
Title	Title

9/23/03	9/23/03
Date	Date

[Signature Page to Business Agreement]

INTEL AND MICRON CONFIDENTIAL

SCHEDULE A

Liquidated Damages

Maximum Total Liability for Failure to Perform Items Listed Below:  $135 million

300mm					DDR2
-1- Milestone Event	-2- $[*] in Capital Expenditures between [*]	-3- Capacity to Commence [*]	-4- Capacity to Commence [*]

					Delivery of Samples		Production Volume
					-5- [*]	-6- [*]	-7- [*]	-8- [*]	-9- [*]

Base Amount (Maximum Aggregate Base Amount: $[*])	A = [*]	B = [*]	[*]		C = [*]	D = [*]	E = [*]	F = [*]	[*]
Maximum Additional Amount (Maximum Aggregate Additional Amount: $135 million less any Base Amounts paid above)*	[*]	[*]	[*]	**	[*]	[*]	[*]	[*]	[*]
Investment Percentage	[*]	[*]	[*]		[*]	[*]	[*]	[*]	[*]

*With respect to the failure to meet any milestone (including a failure to comply with the related covenant or condition) the applicable Additional Amount, if any, shall be equal to:

the lesser of

(A)          the applicable Maximum Additional Amount (as set forth in the applicable column of the table above), and

(B)            the amount by which the applicable Investment Percentage (as set forth in the applicable column of the table above) times the product of (x) the amount obtained by subtracting the Current Per Share Price from $13.29 (the purchase price for the Rights), as appropriately adjusted to reflect the effect of any stock splits, reclassifications, stock dividends, recapitalizations, combinations, mergers or other similar events affecting the Common Stock occurring after the Effective Date (which amount shall be deemed to be zero if negative), and (y) the aggregate number of Retained Shares, exceeds the applicable Base Amounts (as set forth in the applicable columns of the table above).

For purposes of such calculations the term “Current Per Share Price” means the average of the daily NYSE closing prices, as reported by Bloomberg L.P., of MICRON common stock during the forty (40) trading day period beginning on the day on which the respective breach occurred (taking into account applicable cure periods), and the term “Retained Shares” means shares of Common Stock (including for such purposes shares of Common Stock issuable upon exercise of the Rights) purchased by INTEL Capital Corporation pursuant to the Securities Purchase Agreement and beneficially owned by INTEL or its Affiliates as of the day on which the respective breach occurred (taking into account applicable cure periods).

** For clarification, in the event that (a) Micron does not achieve the Capacity referenced in column 4 above by the required date and in calculating the Additional Amount, if any, under column 4 reduction was made for an assumed Base Amount payment under column 2, and (b) it is determined that Micron is not required to make a Base Amount payment under column 2, Micron shall make a cash payment to Intel in an amount (up to a maximum of $[*]) equal to the difference between (i) the applicable Additional Amount as originally calculated as set forth on this Schedule but without including such Base Amount in column 2 in such calculation as a one of the “applicable Base Amounts” (See Paragraph (B) above) less (ii) the applicable Additional Amount previously paid by Micron with respect to such column 4.

Schedule 1.1

MICRON shall incur between [*], Capital Expenditures of no less than $[*].

Schedule 1.2

MICRON shall achieve the Capacity to produce [*] wafer starts per week (“WSPW”) on its 300mm DRAM wafer production line(s) no later than [*].

Schedule 2.1

Density	Samples
[*]

Schedule 2.2

By End of Calendar Quarter	Per Quarter Quantity* (millions)
[*]

*Quantity is measured in millions of 256Mb equivalents (regardless of final form). Production that exceeds the commitment for one quarter shall be carried over and be credited to subsequent quarters until exhausted.

[*]  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatement has been requested with respect to the omitted portions.